TELEPHONE CALL SCRIPT

                  THE STARBURST MUNICIPAL INCOME FUND PROXY

Caller:   Hello this is                        .  Am I speaking to [insert
                        -----------------------
          name of shareholder]? Good. I am a representative of Compass Brokerage, Inc. Our records indicate that you are a shareholder of the Starburst Municipal Income Fund. I am calling to check to make sure that you have received the package containing the proxy statement relating to the proposed transfer of the assets of the Starburst Municipal Income Fund to the Federated Intermediate Municipal Trust and to encourage you to send in your vote. Did you receive your package?

MANDATORY DISCLAIMER: The following disclosure should be made to all customers during the course of the call.

In order to avoid any confusion regarding the nature of your present investment in The Starburst Municipal Income Fund or regarding an investment in the Federated Intermediate Municipal Trust, please note the following:

     Shares of The Starburst Municipal Income Fund and shares of the Federated Intermediate Municipal Trust are not deposits or obligations of, or guaranteed or endorsed by, Compass Brokerage, Compass Bank, Compass Bancshares or their affiliates or any other bank or financial institution.

     Shares of The Starburst Municipal Income Fund and shares of the Federated Intermediate Municipal Trust are not insured by the FDIC, the Federal Reserve Board, or any federal agency.
     Shares of The Starburst Municipal Income Fund and shares of the Federated Intermediate Municipal Trust involve risks, including the possible loss of the principal amount invested.

     Investment products are made available through Compass Brokerage, Inc. and not Compass Bank or any of the other banking affiliates of Compass Bancshares.


Alternative One (if customer has not received the proxy):

     Customer:  No.

     Caller: Well, you should be receiving the package within the next few days. The materials relate to a proposed opportunity for the Starburst Municipal Income Fund to transfer its assets to a larger fund, the Federated Intermediate Municipal Trust. [We want to encourage you to read the materials and to submit your vote on the proposed transaction at your earliest convenience. Proxy cards must be received in time for the October 22, 1996 shareholders meeting in order to be counted.] Let me leave you my name and number so that you can call if you have any questions.

     At this point, read the DISCLAIMER to the customer and terminate the call.


Alternative Two (if the customer has received the proxy):

     Customer:  Yes

     Caller: Good. My reason for calling is to see if you have any questions regarding the materials you have received and to encourage you to read the materials and submit your vote at your earliest convenience. Before we discuss any questions you might have, I need to read an important disclosure to you. Thanks for your patience. [read the DISCLAIMER]

In responding to the Caller's questions, the Caller should look for a Question below that corresponds to the Customer's question, and should give the Customer the corresponding Answer below. If the Caller is asked any question pertaining to the proxy that is not covered by the Questions and Answers appearing below, the Caller should NOT attempt to answer the question. Simply take down the Customer's question and tell the customer that you will call them back with an answer.

POSSIBLE QUESTIONS AND ANSWERS

What is this document that I received in the mail?

You have received a proxy statement which discusses a proposal to transfer all of the assets of The Starburst Municipal Income Fund to the Federated Intermediate Municipal Trust. The proxy ballot which was also included in the mailing enables you to vote for or against the proposed transaction.

What is the purpose of the proposed transaction?

Since the Starburst Municipal Income Fund was organized, it has gathered a relatively small amount of total assets and has sustained a relatively high level of operating expenses. The Board of Trustees of Starburst Funds concluded economies of scale and potentially lower expense rates are likely to be realized by transferring the assets of The Starburst Municipal Income Fund to the Federated Intermediate Municipal Trust. Currently, the projected annual expenses of Federated Intermediate Municipal Trust are at 0.57%, which is lower than the 0.92% currently applicable to The Starburst Municipal Income Fund.

Does the Federated Intermediate Municipal Trust make the same kinds of investments that The Starburst Municipal Income Fund makes?

The investment objective of both The Starburst Municipal Income Fund and the Federated Intermediate Municipal Trust is current income exempt from federal regular income tax, and the two funds pursue their investment objectives by investing at least 80% of its net assets in a diversified portfolio of municipal securities. There are some differences in the investment policies and strategies of the two funds, which differences are described in the proxy statement and fund prospectuses.

What is Compass' role with the new Fund?

Compass Bank, the parent company of Compass Brokerage, Inc., serves as the investment adviser and custodian of The Starburst Municipal Income Fund. The investment adviser of the Federated Intermediate Municipal Trust is Federated Management, a subsidiary of Federated Investors based in Pittsburgh, Pennsylvania, and the custodian of the Federated Intermediate Municipal Trust is State Street Bank and Trust Company of Boston, Massachusetts. Federated Securities Corp., also an affiliate of Federated Investors, is the distributor of both The Starburst Municipal Income Fund and the Federated Intermediate Municipal Trust. Federated Management, Federated Investors, Federated Securities Corp. and State Street Bank are not affiliated with Compass Bank or Compass Brokerage. If the transaction is approved by the shareholders and consummated, Compass Brokerage, Inc. will receive periodic compensation from the Federated Intermediate Municipal Trust for various shareholder services with respect to accounts of Compass Brokerage's customers invested in the Federated Intermediate Municipal Trust.

Will Compass Brokerage receive any fees in connection with the proposed transfer of assets?
If the transaction is approved by the shareholders and consummated, Compass Brokerage, Inc. will receive periodic compensation from the Federated Intermediate Municipal Trust for various shareholder services with respect to accounts of Compass Brokerage's customers invested in the Federated Intermediate Municipal Trust.

When will changes occur?

A special meeting of shareholders of The Starburst Municipal Income Fund has been called for October 22, 1996 to vote on the proposed transfer of assets to the Federated Intermediate Municipal Trust. If shareholders vote in favor of the proposed transfer of assets, your shares of The Starburst Municipal Income Fund will be exchanged for shares of the Federated Intermediate Municipal Trust a few days after the shareholder meeting.

How much will my new shares be worth.

On the day that you become a shareholder of the Federated Intermediate Municipal Trust, you will receive shares of the Federated Intermediate Municipal Trust equal in value to your shares of The Starburst Municipal Income Fund. It's possible that you won't own the same number of shares that you owned in The Starburst Municipal Income Fund, but the value of those shares will be the same on the date of the transfer of assets.

How does the performance of the Federated Intermediate Municipal Trust compare with the performance of The Starburst Municipal Income Fund?

The average annual total return for The Starburst Municipal Income Fund was 3.18% for the one-year period ended August 31, 1996, 3.73% for the three-year period ended August 31, 1996, and 5.85% since the inception of the Fund.

The average annual total return for the Federated Intermediate Municipal Trust was 3.85% for the one-year period ended August 31, 1996, 3.58% for the three-year period ended August 31, 1996, 5.95% for the five-year period ended August 31, 1996, and 6.03% for the ten-year period ended August 31, 1996.

What [does Compass Brokerage][do you] recommend that I do?

The Board of Trustees of The Starburst Funds has recommended the transaction to the shareholders of The Starburst Municipal Income Fund. This recommendation is based on the determination by the Board of Trustees that the proposed transfer of assets from The Starburst Municipal Income Fund to the Federated Intermediate Municipal Trust will be in the best interests of the shareholders of The Starburst Municipal Income Fund. Compass Brokerage cannot make a recommendation to you concerning how you should vote on the proposed transfer of assets. however, Compass Brokerage believes that if The Starburst Municipal Income Fund is a suitable investment for you at the time of the transaction based on your current financial situation, time horizon, investment objectives and risk tolerance, then the Federated Intermediate Municipal Trust should also be suitable for you. If you would like for us to make a recommendation regarding the suitability of the Federated Intermediate Municipal Trust, please allow me to discuss with you your current circumstances in more detail.

Will I continue to enjoy exchange privileges?

You will be able to exchange your shares in the Federated Intermediate Municipal Trust for shares in The Starburst Funds. Otherwise, the Federated Intermediate Municipal Trust does not offer exchange privileges.

Will the transfer of assets result in taxes to me?

No. The transfer of assets will be tax free, and there will be no taxable consequences to the shareholders of The Starburst Municipal Income Fund.

What happens if I don't vote.

Your vote is important, no matter how you decide to vote. If a majority of shareholders do not return their vote, additional proxy statements will have to be sent out, at considerable cost in dollars and time.

When is my vote due?

You should return your signed proxy in the envelope provided for this purpose so that it will be received in time for the October 22 meeting.



IMPORTANT NOTE: IF THE CUSTOMER INDICATES AT ANY POINT IN THE CALL THAT HE OR SHE DOES NOT WANT TO RECEIVE CALLS FROM COMPASS BROKERAGE OR COMPASS GENERALLY, THE CALLER SHOULD SIMPLY THANK THE CUSTOMER AND TERMINATE THE CALL. THE CALLER SHOULD THEN PROMPTLY TRANSMIT THE CUSTOMER'S REQUEST TO BOB ETHERIDGE.


FOR BROKER-DEALER USE ONLY. NOT TO BE DISTRIBUTED TO THE PUBLIC OR USED IN WRITTEN FORM AS SALES LITERATURE.

FEDERATED SECURITIES CORP., DISTRIBUTOR